Exhibit 99.1

For Immediate Release

STARWOOD PROPERTY TRUST, INC.

REPORTS RESULTS FOR THE QUARTER ENDED MARCH 31, 2011

– Core Earnings up 16.2% per Share –

–  Declares and Raises Dividend to $0.44 Per Share for Second Quarter 2011; Sixth Straight

Quarterly Dividend Increase –

–  $403.1 million of New Investments in First Quarter Bringing Total Investments to $2.1 billion –

–  Provides Full Year Core Earnings Guidance for 2011 –

Greenwich, CT (May 10, 2011) Starwood Property Trust, Inc. (NYSE: STWD) (the “Company”) today announced operating results for the first fiscal quarter ended March 31, 2011. The Company’s Core Earnings, a Non-GAAP financial measure, were $31.4 million, or $0.43 per diluted share, for the first quarter of 2011, representing a 55% increase over the prior quarter’s Core Earnings of $20.2 million, or $0.37 per diluted share.  Net Income increased year over year by nearly $25.5 million to $31.4 million, or $0.43 per diluted share.

“As the value of commercial property recovers, the pace of property transactions and related loan originations and loan sales has risen dramatically,” stated Barry Sternlicht, the Company’s Chairman and Chief Executive Officer. “With our global footprint, newly staffed origination capabilities and reputation for closing complex loans, Starwood Property Trust has never been busier in its twenty month existence. The number of origination and acquisition transactions in our pipeline is robust. Nonetheless, we remain diligent in searching for only those investments that meet our strict risk/return thresholds. Our team has delivered what we told shareholders we would accomplish this past year. We have deployed over $2.1 billion of capital and created a core hold “target portfolio” with $1.7 billion of investments which we believe, based on our assumptions, is generating an annualized levered return of approximately 12.5%.  More noteworthy is that we have done so by creating an investment portfolio with a weighted average loan to value (LTV) ranging from 18% to 65%. Accordingly, we are producing a better than 8% dividend on our IPO price with investments that management believes represent an excellent risk profile in a world with little yield. Based on this, we have also been able to grow our dividend every quarter since our IPO.”

“We are not growing for growth’s sake,” Mr. Sternlicht continued. “Growth in our capital base serves shareholders’ interests in multiple ways, including the reduction of our cost of capital over time and our ability to wholesale large whole loan originations.  This quarter also featured our entry in the securitization business where we intend to use our balance sheet to produce a very attractive after tax return on equity to complement our loan “hold” business. We expect this business, which is designed to be fully hedged to credit spreads and rate, to be a recurring contributor to our Core Earnings.  Given the visibility and status of our pipeline, we are comfortable providing our initial annual Core Earnings per share guidance to shareholders. Our stated goal is to build a full service real estate finance company and we expect to remain opportunistic as we look to expand our product offerings.  With now over thirty dedicated professionals and the 150 commercial real estate professionals at Starwood Capital Group to propel our growth, we are excited about our future.”

Investment Portfolio

During the quarter ended March 31, 2011, the Company originated, acquired or funded $403.1 million of target investments, bringing the Company’s net investments made since inception to $2.1 billion.  Significant activities during the quarter include the following transactions executed by the Company:

•                  In February, originated a $24.0 million first mortgage and mezzanine loan secured by a full service hotel in San Diego.

•                  In February, originated a $17.9 million first mortgage loan secured by five chain drug stores located in Pennsylvania, Ohio, North Carolina and Indiana.

•                  In March, originated a $165.5 million first mortgage loan, mezzanine loan and corporate loan on a portfolio of six full service hotels located throughout California.

•                  In March, originated a $30 million mezzanine loan on a luxury hotel located on the Upper East Side of Manhattan.

•                  In March, acquired at a discount for $156.5 million a 90% interest in a $188 million face amount mezzanine loan secured by a portfolio of 10 office buildings located in Northern Virginia.

•                  In March, sold $54.4 million of loans held for sale into a securitization trust, resulting in a realized gain of $1.9 million.

•                  In March, generated gross proceeds of $35.2 million and gains of $6.0 million from the sale of certain CMBS.

As of March 31, 2011, the Company’s investment portfolio was $2.1 billion. This includes target assets held for investment of $1.7 billion which the Company believes, based upon its assumptions, is generating an annualized levered return of approximately 12.5%.  The Company also originates and acquires loans with the intention of selling them into a securitization or to other lenders, typically within three months from the date of origination or acquisition.  The Company believes that strategy should provide for recurring quarterly income from such sales and during the quarter the Company’s external manager increased the number of individuals dedicated to the Company’s origination business. The Company utilizes hedging strategies designed to mitigate potential market risks during the period prior to securitization and expects the return on these loans to be in excess of 15.0%. These loans are classified as held for sale at fair value and the Company continues to expect these loans to represent a significant portion of its investment activity.

Starwood Property Trust, Inc. Investments as of March 31, 2011

($ amounts in thousands)

Investment	Face Amount	Carry Value	Existing Leverage (1)	Net Investment	Expected Return (2)

First mortgages held for investment	$745,986	$708,655	$425,848	$282,807	12.7%

Subordinated mortgages held for investment	582,200	524,538	72,858	451,680	12.5%

Mezzanine loans held for investment	305,084	291,487	—	291,487	11.9%

CMBS (3)	220,617	220,732	158,930	61,802	14.1%

Total target portfolio held for investment	$1,853,887	$1,745,412	$657,636	$1,087,776	12.5%

First mortgages held for sale at fair value	202,931	206,246	108,500	97,746

RMBS	133,311	114,818	38,422	76,396

Other investments and loans held in securitization trust	69,916	69,943	53,870	16,073

	$2,260,045	$2,136,419	$858,428	$1,277,991

(1) Current financings are either fixed rate, floating rate or swapped to fixed rate to match the interest rate characteristics of the underlying asset.

(2) Returns are the annualized effective rate of return earned over the life of the investment (i.e., IRR) determined after the effects of existing leverage, and calculated on a weighted average basis.  The levered return includes the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method as disclosed in the Company’s Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission. The levered return for the target investments held at March 31, 2011 is presented solely for informational purposes and will not equal income recognized in prior or future periods.  Levered returns are based upon our assumptions, which we believe are reasonable.  Actual results may vary significantly.

(3) Includes $191.4 million of investments held in a joint venture in which the Company holds a 75% interest.

Loan to Value of Portfolio

The following table reflects the weighted average Loan to Value of the Company’s investment portfolio as of March 31, 2011:

Weighted Average LTV of Loan Portfolio (1)

	First Mortgages	Subordinated Mortgages	Mezzanine	Total (2)
Beginning LTV	0.0%	44.7%	52.8%	18.0%
Ending LTV	54.8%	73.9%	70.6%	64.7%

(1) Underlying property values are determined by management based on its ongoing asset assessments, and loan balances are the face value of a loan regardless of whether the Company has purchased the loan at a discount or premium to par. Assets characterized as first mortgages include all loan components where the Company owns the senior most interest in the loan and assets characterized as subordinated mortgages are the subordinated components of first mortgages where the Company does not own the senior most interest in the loan.

(2) Represents the Company’s entire investment, which includes all components of the capital stack (i.e., first mortgages, subordinated mortgages and mezzanine loans).

Subsequent to Quarter End Investment Activity

Subsequent to the end of the first quarter, the Company has originated or acquired $117.8 million of target investments, including:

•      originating a $45.5 million first mortgage loan secured by a mixed use (office/retail) property in Richmond, VA;

•      acquiring a $35.0 million mezzanine participation on a resort property in California;

•      acquiring a $15.0 million first mortgage and a $3.0 million mezzanine loan on an office property in Nashville, Tennessee;

•      originating a $10.5 million mezzanine loan on a 4-property industrial portfolio located throughout Southern California; and

•      originating a $8.8 million first mortgage secured by a storage facility in Northern California.

Investment Pipeline

As of April 30, 2011, the Company was reviewing a pipeline of potential transactions in excess of $1 billion that meet or exceed the Company’s risk/return targets. In addition, the Company has in excess of $500 million of loans and investments in various stages of due diligence that are already under a term sheet or contract and that it expects to close in the next 120 days. Although the Company expects that it will be able to close a significant portion of these opportunities, there can be no assurance in this regard.

Investment Capacity

As of May 6, 2011, the Company had approximately $175 million of available cash and cash equivalents and approximately $92.4 million of net equity invested in securities that are classified as available for sale. In addition, the Company has approximately $270.0 million of available capacity on its existing financing facilities.  The Company is currently in the process of obtaining additional financing facilities to further augment its existing investment capacity.

During the first quarter, the Company received $5.8 million of scheduled loan principal repayments. Prior to the end of 2011, the Company expects to receive aggregate net proceeds from (i) principal repayments of loans held for investment of approximately $36.5 million and (ii) sales of existing first mortgages to securitizations of approximately $44.0 million.  Of the $80.5 million of aggregate net proceeds expected to be received by the Company prior to the end of 2011, approximately $68.6 million is expected to be received in the third quarter and approximately $11.9 million is expected to be received in the fourth quarter.

Financing Activities

During the first quarter of 2011, the Company entered into a one year, $100.0 million revolving asset repurchase agreement to provide additional liquidity secured by the Company’s RMBS assets.  This facility provides the Company one-day access to debt funding to help optimize the Company’s day-to-day liquidity needs. This Repurchase Agreement increased the Company’s aggregate financing capacity to $1.2 billion. As of March 31, 2011, approximately $804.6 million had been drawn under the Company’s six financing facilities.

Book Value and Fair Value Net of Minority Interest

The fair value of the Company’s net assets at March 31, 2011 was approximately $19.32 per share using issued and outstanding shares as of such date, or $18.87 per fully diluted share net of minority interest. The Company’s GAAP book value per share using issued and outstanding shares as of March 31, 2011 was $18.68. On a fully diluted basis, the Company’s GAAP book value at March 31, 2011 was $18.24.

Dividend

On May 10, 2011, the Company’s Board of Directors declared a dividend of $0.44 per share of common stock for the quarter ended June 30, 2011.  This represents a 4.8% increase from the prior quarter’s dividend of $0.42. The dividend is payable on July 15, 2011 to common stockholders of record on June 30, 2011.

2011 Guidance

All guidance is based on current expectations of future economic conditions and the judgment of the Company’s management team.  For the full year 2011, the Company is estimating Core Earnings in the range of $1.80 to $1.95 per diluted share. This reflects the Company’s estimates on (i) the yield on existing and incremental investments; (ii) the pace of capital deployment; (iii) the access to, timing of and profits from its securitization business; (iv) access to and nature of additional capital; and (v) the cost of and continued access to additional financing.

Deferred Underwriting Fee

At the time of the Company’s initial public offering (IPO) in 2009, the underwriters for the IPO agreed to defer and condition the receipt of $18.1 million of their underwriting fees on the Company’s future achievement of certain minimum investment returns. Similarly, at the time of the IPO the Company’s external manager agreed to pay to the underwriters $9.1 million of the underwriting fees on the Company’s behalf, and the Company agreed to reimburse its external manager for that payment conditioned upon the Company’s achievement of the same investment returns. For the four calendar quarter period ended March 31, 2011, the Company has exceeded the stated investment returns and therefore expects to pay $27.2 million in the aggregate related to these contingent arrangements during the second quarter of 2011.  In 2009, the Company recorded a deferred liability and an offsetting reduction to additional paid-in-capital for the full $27.2 million based upon actual and forecasted operating results at the time.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Tuesday, May 10, 2011 at 10:00 a.m. Eastern Time to discuss first quarter results and recent events.  A webcast will be available on the Company’s website at www.starwoodpropertytrust.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary software.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.

Domestic:  877-407-0784

International: 201-689-8560

Conference ID:  370723

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. focuses primarily on originating, investing in, financing and managing commercial mortgage loans and other commercial and residential real estate-related debt investments. Starwood Property Trust, Inc. is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company’s reports filed with the SEC.

Contact: Investor Relations

Phone: 203-422-8100

Email: investorrelations@stwdreit.com

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited, amounts in thousands, except share and per share data)

	For the Three-Month Periods Ended March 31
	2011	2010
Net interest margin:
Interest income from mortgage-backed securities	$6,860	$4,331
Interest income from loans	32,717	9,699
Interest expense	(8,144)	(1,632)
Net interest margin	31,433	12,398
Expenses:
Management fees (including $3,844 and $1,542 of non-cash stock-based compensation)	9,346	4,970
General and administrative (including $40 and $18 of non-cash stock-based compensation)	2,192	1,779
Total expenses	11,538	6,749
Income before other income (expense)	19,895	5,649
Interest income from cash balances	144	611
Other expense	(472)	—
Other-than-temporary impairment of securities	(434)	—
Realized gain on sale of investments	8,104	—
Realized foreign currency loss	(30)	—
Realized loss on interest rate hedges	(238)	—
Unrealized gains on loans held for sale at fair value	3,187	—
Unrealized gains on interest rate hedges	1,501	—
Unrealized losses on currency hedges	(3,916)	—
Unrealized foreign currency remeasurement gain	3,984	—
Net Income	31,725	6,260
Net income attributable to non-controlling interests	278	319
Net income attributable to Starwood Property Trust, Inc.	$31,447	$5,941
Net income per share of common stock:
Basic	$0.44	$0.12
Diluted	$0.43	$0.12
Weighted average number of shares of common stock outstanding:
Basic	71,013,358	47,662,840
Diluted	72,743,362	48,626,300

Distributions declared per common share	$0.42	$0.22

Additional information can be found on the Company’s website at www.starwoodpropertytrust.com.

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to its external manager and is an appropriate supplemental disclosure for a mortgage REIT.  For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that the Company owns any properties), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as determined by the Company’s external manager and approved by a majority of the Company’s independent directors.

March 31, 2011 Reconciliation of Net Income to Core Earnings
Amounts in Thousands Except Per Share Data

	Total Amounts	Per Diluted Share
Net income attributable to Starwood Property Trust, Inc.	$31,447	$0.43
Add back: Non-cash stock-based compensation	3,884	0.05
Add back: Unrealized loss on derivatives	2,415	0.03
Add back: Management incentive fee	427	0.00
Add back: Other-than-temporary impairment	434	0.00
Subtract: Unrealized gain on loans held for sale at fair value	(3,187)	(0.03)
Subtract: Unrealized foreign currency remeasurement gain	(3,984)	(0.05)
Core Earnings	$31,436	$0.43

SOURCE Starwood Property Trust, Inc.